UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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Corporate Governance Update February 2015

Executive Summary 2 2014 Performance was Record Breaking and Continues to Build Shareholder Value Generated total shareholder return (TSR) of 38%, nearly double the TSR of the S&P 500 and media peers Growth in operating income across all segments Alignment of Executive Pay with Company Performance and Value Creation Over 90% of target CEO compensation is based on the performance of the company Demonstrated alignment between incentive awards and shareholder returns Extension of Mr. Iger’s Service as Chairman and CEO through June 2018 Over his tenure, Mr. Iger has generated 317% in shareholder returns and more than tripled the market cap Retaining his leadership through the completion of important strategic projects is in shareholders’ best interest Best Practices in Compensation and Corporate Governance Board is comprised of highly qualified, independent directors Maintain strong governance and compensation practices Active shareholder engagement program, reaching out to two-thirds of our top 100 shareholders in 2014 Shareholder Proposals at 2015 Annual Meeting Two shareholder proposals are on the ballot at the 2015 Annual Meeting The Board recommends a vote against both proposals because they believe these practices are not in shareholders’ best interest

Exceptional Performance in FY 2014 3 Outstanding Growth Across Operating Metrics Continued shareholder value creation in fiscal 2014 was driven by record breaking performance and strong operating income growth across segments Growth Across All Segments Disney's FY 2014 TSR was nearly double the TSR of the S&P 500 and media peers Continued Outperformance of the Market 1-, 3-, 5- and 10-Year TSR 7% 20% 22% $203 134% *Market cap-weighted TSR for The Walt Disney Company, CBS, Twenty-First Century Fox, Time Warner, Viacom, and Comcast Note: For a reconciliation of segment operating income to net income, see Appendix A

CEO Compensation Structure Links Pay With Performance 4 Pay Element Pay Philosophy Base Salary Represents experience, skill level, and individual contributions Annual Cash Incentive Awards Directly tied to the achievement of the financial and operating goals of the company and individual performance Components EPS (29%) Other Performance (Strategic) (30%) Cash Long-Term Equity Based Incentive Awards Direct, substantial exposure to Disney’s stock price performance, to create alignment with shareholder interests and the long-term strategy of the company No time-based RSU award for the CEO Stock Options (50%) Performance Based RSUs (50%) Performance Element Cash Share Price Appreciation N/A Seg. Op. Inc. (25%) ROIC (25%) After-Tax FCF (21%) 3-Year Relative Earnings Per Share Growth (50%) 3 Year Relative Total Shareholder Return (50%) Financial Performance (70%) 92% of CEO pay is based on financial, strategic & share price performance

$40,228 $34,321 $46,497 CEO Pay and Performance are Closely Aligned 5 ($ in Millions) Pay for performance is guiding principle of the Compensation Committee No change in base salary or equity grant value in the last 3 years Annual fluctuations in CEO compensation demonstrate the rigor and sensitivity of our pay-for-performance approach Increase in CEO compensation in fiscal 2014 is directly attributable to the outstanding financial performance in 2014 Compensation decrease in FY 2013, despite positive operating performance FY 2014 CEO Target Direct Compensation 92 % Performance Based Structure Performance Linkage in Practices CEO Compensation vs. Operating Income Growth Base Salary Equity Bonus All Other OI Growth

CEO Bob Iger Retained Through June 2018 6 Indexed TSR 2005 – 2014 (Iger’s Tenure)* *September 30, 2005 – September 26, 2014; based on $100 investment on September 30, 2005 Strategic Acquisitions Mr. Iger has consistently been recognized as among the top CEO’s in the country, and his oversight and leadership of key strategic initiatives has driven market-leading value creation for shareholders The Board believes that securing Mr. Iger’s leadership through June 2018 is in shareholders’ best interest (2009) (2006) (2012) Revenue Growth ($B) EPS Growth Net Income From Continuing Operations ($B) Market Cap Growth ($B) $100 $417 $195 CAGRs: DIS +17% vs. S&P 500 +8% 5.0% CAGR 15.2% CAGR 13.2% CAGR 3X The Walt Disney Company Total TSR Comparison DIS = +317% Media = +198% S&P 500 = +95%

Long-term Performance-Based Retention Award 7 The Board offered Mr. Iger the opportunity to earn a performance-based retention award in order to secure his leadership and encourage him to stay at Disney through the full term of his extension This award has no value unless the company delivers strong growth in operating income over a five-year period; operating income is a key driver of value creation for Disney shareholders Design rewards long-term growth that will benefit shareholders Fully performance-based award Cumulative five-year performance measurement period Any payout requires strong growth in operating income (“OI”) over a five-year period, which would result in significant shareholder value creation Mr. Iger’s compensation terms remain the same through the extension: No increase in base salary; No increase in target bonus; No increase in target equity award; and No upfront equity grant Key Elements of Retention Award: To achieve any payout, OI in 2014 – 2018 has to exceed OI in prior 5 year period by 74% 5-Year Cumulative Operating Income Performance Target $78.3B $76.0B: Threshold for minimum payout Operating income over prior 5-year period 5-year operating income performance required for award payout $43.8B Threshold for maximum award 74%

Executive Compensation Highlights 8 What We Do What We Do Not Do Align pay with company performance Require significant stock ownership (5x base salary for CEO) Have a double trigger provision upon a change of control Employ an independent compensation consultant Regularly review compensation program Retain a 100% independent Compensation Committee Our compensation governance standards protect shareholder rights, ensure Board accountability and meet current best practice standards Prohibition on hedging and pledging of company stock No tax gross-ups No excessive bonus payments (cap of 2x target bonus for all NEOs) Discourage inappropriate risk taking through our compensation program

Board Composition Strong Board Oversight and Governance Practices 9 90% of directors are independent Robust independent Lead Director role Majority voting in director elections Annually elected Board Shareholders permitted to act by written consent Shareholder ability to call a special meeting Annual disclosure of detailed political contributions Robust shareholder engagement practice Regular review of governance practices Highly engaged, diverse Board 1 2 3 4 5 6 7 8 9 10

A Rigid Board Leadership Structure is Not in Shareholders’ Best Interest 10 The Board urges shareholders to vote AGAINST the shareholder proposal that would replace the company’s balanced approach to Board leadership with an inflexible approach that strips the Board of its ability to exercise appropriate judgment Shareholder proposal: Seeks adoption of a policy that would require the Chairman be an independent member of the Board unless no independent director available and willing to serve (requirement would apply prospectively, with the next CEO) Disney’s current policy, which provides the Board an important ability to exercise judgment in Board leadership, is in shareholders’ best interest Current governance guidelines already establish a default Independent Chairman structure: “The Chairman of the Board shall in the normal course be an independent director unless the Board concludes that, in light of the circumstances then present when any such decision is made, the best interests of shareholders would be otherwise better served” Board is accountable to shareholders for their Board leadership decisions Guidelines require the Board to publicly disclose and explain its rationale if they determine shareholders would be better served by a non-independent Chairman Current independent Lead Director role provides strong independent leadership on the Board Lead director has responsibilities similar to that of an Independent Chairman, including approving meeting agendas for the Board and leading the Board’s annual self-assessment Disney has delivered outstanding financial performance and created substantial value for shareholders under the current leadership structure

Current Change in Control Vesting Practices Align Management and Shareholders 11 Shareholder proposal: Seeks limitation on accelerated vesting of equity in the event of a change-in-control Disney’s current change-in-control vesting provisions ensure management and shareholders are aligned Current “double-trigger” change-in-control structure provides acceleration of equity awards only if there is: A change in control and Termination of the executive As structured, management has incentives to consider, negotiate, and implement transactions that are in shareholders’ best interests Accelerated vesting eliminates management disincentives created by the potential termination of employment or loss in compensation value associated with a change in control Disney’s change in control provisions are considered standard market practice According to a recent study of 160 public companies drawn from the S&P 500, over 90% of the companies provided for accelerated vesting of equity awards upon either a change-in-control, a change-in-control followed by termination or a change-in-control that does not include replacement awards that are equivalent to the outstanding equity awards(1) Shareholder proposal would weaken our compensation practices and could create misalignment between our executives and shareholders in change-in-control circumstances The Board urges shareholders to vote AGAINST this proposal that would weaken the alignment of executives and shareholders in the event of a potential change in control (1) 2014 Study of Executive Change-in-Control Arrangements by Meridian Compensation Partners LLC

Appendix A

Reconciliation of Non-GAAP Measures 13 These materials include aggregate segment operating income and earnings per share excluding certain items affecting comparability, which are important financial measures for the Company but are not financial measures defined by Generally Accepted Accounting Principles (GAAP). These measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as an alternative measure of net income or earnings per share as determined in accordance with GAAP. Aggregate segment operating income and earnings per share excluding certain items affecting comparability as we have calculated them may not be comparable to similarly titled measures reported by other companies. The Company evaluates the performance of its operating segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results. A reconciliation of segment operating income to net income is as follows (dollars in millions): (1) Our share of expense associated with an equity redemption at Hulu LLC (see footnote 3 to the Company’s Audited Financial Statements for fiscal 2013)

Reconciliation of Non-GAAP Measures (Cont’d) 14 The Company uses earnings per share excluding certain items affecting comparability to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period. The Company believes that information about earnings per share exclusive of these impacts is useful to investors, particularly where the impact of the excluded items is significant in relation to reported earnings, because the measure allows for comparability between periods of the operating performance of the Company’s business and allows investors to evaluate the impact of these items separately from the impact of the operations of the business. A reconciliation of earnings per share to earnings per share excluding certain items affecting comparability is as follows: See footnote 17 to the Company’s Audited Financial Statements for fiscal 2014 Fiscal 2014 includes a loss from Venezuelan foreign currency translation ($143 million pre-tax and before noncontrolling interest), partially offset by a gain on the sale of property ($77 million pre-tax) and income related to a portion of a settlement of an affiliate contract dispute ($29 million pre-tax). Fiscal 2013 includes a charge related to the Celador litigation ($321 million pre-tax), partially offset by gains on the sale of our 50% interest in ESPN STAR Sports and various businesses ($252 million pre-tax and before noncontrolling interest). Fiscal 2012 includes a non-cash gain recorded in connection with the acquisition of a controlling interest in UTV Software Communications Limited ($184 million pre-tax) and the recovery of a receivable from Lehman Brothers that was written off in 2008 as a result of the Lehman bankruptcy ($79 million pre-tax), partially offset by a net charge related to the refinancing of Disneyland Paris borrowings ($24 million pre-tax). May not equal to the sum of rows due to rounding (1) (2) (3)